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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors Lance, Inc.:

We consent to the incorporation by reference in the Registration Statement of Lance, Inc. on Form S-8, filed on April 26, 2000 related to the Lance, Inc. 1997 Incentive Equity Plan, of our report dated February 16, 2000, relating to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 25, 1999 and December 29, 1998, and the related consolidated statements of income and retained earnings and cash flows for the three-year period ended December 25, 1999, which report is incorporated by reference in the December 25, 1999 annual report on Form 10-K of Lance, Inc.


                                                  /s/ KPMG

April 26, 2000